                                                                     EXHIBIT 2.1
                                                                     -----------


                           STOCK PURCHASE AGREEMENT
                           ------------------------


     This agreement (the "Agreement") is made as of the 24th day of January
1997 by and among ON Technology Corporation, a Delaware corporation (the "Buyer"), Purview Technologies, Inc., a Pennsylvania corporation (the "Company"), and the stockholders and optionholders listed on Schedule I attached
                                                             ----------
hereto under the caption "Stockholders" (individually, a "Stockholder" and collectively, the "Stockholders"), who, as of the Closing Date, will own all of the issued and outstanding capital stock of the Company.

                             Preliminary Statement
                             ---------------------

     1. Each of the Stockholders and optionholders owns, or as of the Closing Date will own, the number of issued and outstanding shares of the common stock, $.01 par value per share (the "Company Common Stock"), of the Company set forth opposite his name on Schedule I attached hereto (collectively, the "Shares").
                     ----------

     2. The Buyer desires to purchase, and the Stockholders desire to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1.  Purchase and Sale of the Stock
         ------------------------------

         1.1  Purchase of the Shares from the Stockholders.  Subject to and upon
              --------------------------------------------
the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Stockholder will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase, acquire, accept and pay for, all the Shares owned by such Stockholder. At the Closing, each Stockholder will deliver to the Buyer certificates evidencing the Shares owned by such Stockholder, duly endorsed in blank or with stock powers duly executed by such Stockholder.

         1.2  Further Assurances.  At any time and from time to time after the
          ------------------
Closing, at the Buyer's request and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action, as the Buyer may reasonably request more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by such Stockholder and to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.3  Purchase Price for the Stock.
          ----------------------------

          (a) The total consideration to be paid by the Buyer for the Shares shall be Two Million One Hundred Twenty Five Thousand Dollars ($2,125,000) (the "Purchase Price") and shall be payable in the manner described in this Section 1.3, subject to a right of off-set as set forth in Section 1.4.

          (b) The Purchase Price shall be delivered as follows:

              (i) at the Closing, by the Buyer to the Stockholders, the amount of One Million Dollars ($1,000,000) (the "Cash Payment"), by cashier's or certified check, or by wire transfer of immediately available funds, to the respective accounts designated by the Stockholders and in the respective amounts set forth opposite such Stockholders' names on Schedule I attached
hereto;                                                ----------


              (ii) on the dates set forth below, by the Buyer to the Stockholders, certificates representing that number of shares of the Buyer's Common Stock, $.01 par value per share (the "Buyer's Shares"), equal to (x) One Million One Hundred Twenty Five Thousand Dollars ($1,125,000) divided by (y) the
                                                              -------
Average Closing Price (the "Stock Payment"), to be allocated among the Stockholders in the proportion set forth opposite such Stockholders' names on
Schedule I attached hereto and to be distributed in the amounts and at the times
----------
that follow:

                   (A) by the Buyer to all of the Stockholders except Greg Johnson and/or Mauri Johnson on the last day of the sixth month after the Closing Date, certificates representing that number of the Buyer's Shares equal to the proportion of the Stock Payment due to each such Stockholder;

                   (B) by the Buyer to Greg Johnson or Mauri Johnson (but not
both) on the Closing Date, a Non-Statutory Stock Option Agreement, attached hereto as
Exhibit A, for the purchase of that number of the Buyer's Shares equal to the
---------
amount of the Stock Payment due to either Greg Johnson or Mauri Johnson (but not both).

          (c) For purposes of this Section 1.3, the "Average Closing Price" shall mean the average closing price of the Buyer's Shares on the Nasdaq National Market during the ten consecutive trading days immediately preceding the execution of this Agreement (excluding the date on which this Agreement is signed). The closing prices of the Buyer's Shares used in such determination shall be subject to appropriate adjustment in the event of a stock split, stock dividend or other recapitalization which becomes effective during such ten-day period, and similarly the Average Closing Price shall be subject to appropriate adjustment if any such event becomes effective after the end of such ten-day period and prior to the Closing. The Buyer shall determine the Average Closing Price at least two business days prior to the Closing Date and shall promptly report such determination in reasonable detail to the Stockholders. For purposes of this Agreement, any fractional shares shall be rounded to the nearest whole share.

                 (d) If, prior to the delivery of the Stock Payment, as a result of a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or other distribution with respect to outstanding Common Stock of the Buyer, the outstanding shares of Common Stock of the Buyer are increased or decreased, or are exchanged for a different number or kind of shares or other securities, or additional shares or new or different shares or other securities are distributed or with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment will be made to the Stock Payment .


                 1.4  Right of Off-Set.  If at any time the Buyer shall make a
                      ----------------
claim for indemnification pursuant to Section 10 herein, the Buyer may, at its option, immediately offset the amount of such claim against the Buyer's obligation to pay any amounts constituting the Stock Payment to the Stockholders under Section 1.3; provided, however, that if it is finally determined pursuant
                   --------  -------
to the provisions of Section 13 herein that no amounts are owing for such claim from the Stockholders to the Buyer, the Buyer shall forthwith resume all payments constituting the Stock Payment in accordance with the provisions of
Section 1.3 herein. Any reduction in the Stock Payment shall be made on a pro-rata basis reflecting each Stockholder's proportionate ownership of the Company's common stock as reflected on Schedule I attached hereto (except for
                                       ----------
any reductions based upon a violation by any Stockholder of the representations set forth in Section 2 of this Agreement, which reductions shall only reduce the payment to be made to such Stockholder).

                 1.5  Closing.  The Closing shall take place at the offices of
                      -------
Epstein Becker & Green, P.C., 75 State Street, Boston, Massachusetts 02109 at 10:00 a.m., Boston Time, on January 31, 1997 or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Shares by the Stockholders to the Buyer shall be deemed to occur at 9:00 a.m., Boston Time, on the Closing Date.

     2.   Representations of the Stockholders Regarding the Shares
          --------------------------------------------------------

          Each Stockholder severally represents and warrants to the Buyer as follows:

          2.1 At the closing, such Stockholder will have good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto. As of the Closing, such Shares will be free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Such Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule I attached hereto sets forth
                                          ----------
a true and correct description of all Shares owned by such Stockholder or which such Stockholder has the right to acquire.

          2.2 Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof. No broker or finder has acted for such Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.

     3.   Representations of the Stockholders and the Company Regarding the
          -----------------------------------------------------------------
Company
-------

          Each of the Stockholders and the Company, jointly and severally, represent and warrant to the Buyer that:

          3.1  Organization.  The Company is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a material adverse effect on the business and operations of the Company, taken as a whole. Certified copies of the charter and Bylaws of the Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          3.2  Capitalization; Subsidiaries.  As of the date hereof, the
               ----------------------------
Company's authorized capital stock consists of 1,000,000 shares of Common Stock, $.01 par value per share, of which 22,150 shares are issued and outstanding and 2,850 are issuable upon the exercise of options. There are no shares of Preferred Stock. As of the Closing, the capital stock of the Company will be held of record and beneficially by the Stockholders as set forth on Schedule I.
                                                                    ----------
All such issued and outstanding shares of stock have been, and on the Closing Date will be, duly and validly issued and are, or will be on such date, fully paid and non-assessable. On the Closing Date there will not be outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. The Company has no subsidiaries and has no advances to, or investments in, any securities of, or other equity interest in, any corporation, partnership, business entity, enterprise or organization, public or private.

          3.3  Authorization.  The execution and delivery by the Company of this
               -------------
Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company and the Stockholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or any of the Stockholders is a party constitute the valid and legally binding obligations of the Company and the Stockholders, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Stockholders of this Agreement and the agreements provided for herein, and the consummation by the Company and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company or any of the Stockholders; (b) violate the provisions of the charter or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company or the Stockholders; (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is or may be bound, subject to the receipt of the consents and approvals listed on Schedule 3.3. Schedule 3.3 attached hereto
                                     ------------  ------------
sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

          3.4  Financial Statements.  The Company has previously delivered to
               --------------------
the Buyer the unaudited balance sheet of the Company as of October 31, 1996 (the "Balance Sheet") and the related statements of income and retained earnings and cash flows of the Company for the four-month period then ended (collectively, the "Financial Statements"). Except as set forth on Schedule 3.4, the Financial
                                                     ------------
Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period covered thereby, are complete and correct in all material respects and present fairly as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated, except that the Financial Statements may not be in accordance with generally accepted accounting principles because of the absence of footnotes therein and are subject to normal year-end audit adjustments, which in the aggregate will not be material.

          3.5  Absence of Undisclosed Liabilities.  Except as and to the extent
               ----------------------------------
(a) reflected and reserved against in the Current Balance Sheet, (b) set forth on Schedule 3.5 attached hereto, or (c) incurred in the ordinary course of
   ------------
business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company taken as a whole. For purposes of this Section, "material" means any amount in excess of $15,000.

          3.6  Inventory.  The Company does not have or maintain any inventory.
               ---------

          3.7  Litigation.  Except as set forth on Schedule 3.7 attached hereto:
               ----------                          ------------
(a) there is no action, suit or proceeding to which the Company is a party pending or, to the best knowledge of the Stockholders, threatened before any court or governmental agency, authority, body or arbitrator; (b) the Company has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

          3.8  Insurance.  The Company does not have or maintain any fire,
               ---------
theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies.

          3.9  Intellectual Property.
               ---------------------

               (a) Schedule 3.9(a) attached hereto sets forth a true, correct and complete list and, where appropriate, a brief description of all domestic foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, tradenames, trademarks, copyrights, unpatented inventions, servicemarks, trademark registrations and applications, servicemark registrations and applications, copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by the Company (collectively, the "Intellectual Property", except for the Programs, which are specifically referenced in Section 3.9(c) below). Except as otherwise disclosed in Schedule 3.9(a): (a) the Company is the sole and
             ---------------
exclusive owner of all right, title and interest in and to the Intellectual Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims; (b) the Company has the right and authority to use the Intellectual Property in connection with the conduct of its business in the manner presently conducted, and to the best knowledge of the Company and the Stockholders, such use does not conflict with, infringe upon or violate any rights of any other person, corporation or entity; (c) neither the Company nor any of the Stockholders has received notice of a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company alleging that the Company's operations, activities, products, services or publications infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others; and (d) there are no outstanding disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 3.9(a) or with respect to infringement by a third party of
             ---------------
any of the Intellectual Property. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing.

          (b) All employees and other persons currently employed or retained by the Company who have participated in the development of the Intellectual Property or have had access to the source code of any Intellectual Property have executed and delivered to the Company a form of Nondisclosure and Proprietary Rights Agreement in substantially the form attached hereto as Schedule 3.9(b).
                                                              ---------------

          (c)  Schedule 3.9(c) attached hereto accurately identifies and
               ---------------
completely describes (or incorporates by reference to a manual or manuals (copies of which have heretofore been made available to the Buyer) which describes) the functions of all computer programs currently owned, licensed from third parties or currently under development by the Company, excluding "off the shelf", mass marketed software programs licensed by the Company from commercial vendors (collectively, the "Programs"). Except as disclosed in Schedule 3.9(c),
                                                                ---------------
all present and prior versions of the Programs constitute original works-for-hire compiled or prepared by employees of or consultants to the Company. All such versions of the Programs are proprietary to the Company; all right, title and interest in and with respect to such versions are vested solely in the Company (other than so-called moral rights granted under foreign laws which cannot be waived or assigned), and no royalties or other payments are payable with respect to the Programs or any portion thereof except under agreements listed on Schedule 3.15 hereto; and the Company has all documentation reasonably
          -------------
necessary to enforce its proprietary rights in such Programs. Each portion of the Programs constitutes software "developed exclusively at private expense" as such term is used in 48 CFR, Section 207.471. Except as set forth in Schedule
                                                                      --------
3.9(c), the Programs contain no encryption codes or programs which would
------
preclude the export thereof under applicable federal law. None of the Programs contain any so-called "virus" which restricts or impairs the proper operation of the Program or any computer software or hardware (including any peripheral) on which or with which any Program operates or is intended to operate, or which, other than as decided by the user, propagates itself. All copies of the source code for all Programs have been placed in safe keeping only at the offices of the Company and Greg Johnson and at no other locations. The Company has taken all necessary steps to protect the source code of the Programs as proprietary trade secrets. The Company's proprietary trade secrets have been disclosed only to consultants, legal and accounting advisors, investors, distributors, customers and employees of the Company and only after such persons (excluding advisors who are otherwise bound by law to do so) have executed agreements not to disclose such proprietary trade secrets sufficient to maintain the proprietary nature of such trade secrets under law. The Programs perform in accordance with the Company's user manuals therefor in all material respects.

          3.10  Fixed Assets.  Schedule 3.10 attached hereto sets forth a true,
                ------------   -------------
correct and complete list of all equipment, furniture, fixtures and other assets of the Company included within the category of capital or fixed assets on the Current Balance Sheet (the "Fixed Assets") as of the date hereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Company in the ordinary course of business and in the production of products of the Company, and normal maintenance has been consistently performed with respect to such Fixed Assets.

          3.11  Real Property.    The Company does not own any real property.
                -------------

          3.12  Real Estate Leases.  Schedule 3.12 attached hereto sets forth a
                ------------------   -------------
true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Company is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Stockholders or the Company to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 3.12, have not been modified or amended since
                       -------------
the date of delivery to the Buyer. To the best knowledge of the Company and the Stockholders, no party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 3.12, the Company has not breached or
                                 -------------
defaulted in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default.

              3.13  Accounts Receivable.  Schedule 3.13 attached hereto sets
              ----  -------------------   -------------
forth a true, correct and complete list of the accounts and notes receivable of the Company (the "Accounts Receivable"), including the aging thereof as of the date hereof. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business and 90% of such Accounts Receivable are collectible in the face value thereof within 45 days after the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied. All accounts receivable are valid, legal and binding, subject to no set-offs, returns or counterclaims.

          3.14 Tax Matters.  All tax returns and reports of the Company required
               -----------
by law to be filed have been filed and are complete and correct in all respects, and all taxes and levies of every kind, character or description upon the Company or upon any of its properties, assets, income or franchises which are or were due have been paid in full, other than those currently payable without penalty or interest, those currently under appeal (for which adequate reserves have been taken) and set forth in Schedule 3.14 and those which would,
                                  -------------
notwithstanding any such non-payment, not have a material adverse effect on the business and operations of the Company. No tax lien has been filed and no claim, whether written or oral, is being asserted with respect to any such taxes or levies owed by, or with respect to any properties, assets, income or franchises of, the Company. The Company has withheld and timely paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party. The Company has not waived the statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency which would cause any tax return to be open at this time.

          3.15 Contracts and Commitments.
               -------------------------

          (a) Schedule 3.15 attached hereto contains a true, complete and
              -------------
correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts") which will continue after the Closing Date: (i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company is bound; (ii) all pledges, conditional sale or title retention agreements, security agreements (including but not limited to maintenance agreements), equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of their property is bound; (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which either involve payments or receipts by the Company of more than $15,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto, or may materially adversely effect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company; (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party; (v) all agency, distributor, sales representative, franchise or similar agreements to which the Company is a party; (vi) all contracts, agreements or other understandings or arrangements between the Company and any of the Stockholders or their affiliates; (vii) all material leases of personal property, whether operating, capital or otherwise, under which the Company is lessor or lessee; (viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous); and
(ix) any other material agreements or contracts entered into by the Company.

          (b) Except as set forth on Schedule 3.15:  (i)  each Contract is a
                                     -------------
valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto; (ii) the Company has fulfilled all obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof; (iii) the Company is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default; (iv) to the best knowledge of the Company and the Stockholders, there is no existing breach or default by any other party to any Contract; and (v) no Contract is likely to result in a material financial loss to the Company. True, correct and complete copies of all Contracts have previously been delivered or made available by the Company or the Stockholders to the Buyer.

          3.16 Compliance with Agreements and Laws.  Except as set forth on
               -----------------------------------
Schedule 3.16 attached hereto, the Company has all licenses, permits and
-------------
certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule 3.16
                                                   -------------
attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company or the Stockholders to the Buyer. The business of the Company as conducted on the date hereof does not violate any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices) applicable to the Company and its operations, the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. Except as set forth on Schedule
                                                                        --------
3.16, the Company has not had notice or communication from any federal, state or
----
local governmental or regulatory authority since January 1, 1994 of any such violation or noncompliance and, to the best knowledge of the Company and the Stockholders, there are no other outstanding notices of any such violation or noncompliance which have not been cured. Notwithstanding the disclosure made on
Schedule 3.16 regarding worker's compensation insurance, the Company and the
-------------
Stockholders shall remain liable to the Buyer, pursuant to the provisions of
Section 10 herein, for any claims for worker's compensation made against the Company based on or arising out of any incidents or actions occurring on or prior to the Closing Date.

          3.17 Employee Relations.  Except as set forth on Schedule 3.17
               ------------------                          -------------
attached hereto, the Company is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. None of the Company's employees are represented by a union and there have been no union organizing efforts conducted at the Company and none is now being conducted. The Company has not had at any time, nor, to the knowledge of the Company and the Stockholders, is there now threatened, any strike or other labor trouble that had or may have a material adverse effect on the assets, properties, business operations, or condition (financial or otherwise) of the Company taken as a whole. Schedule 3.17 sets forth a true, correct and
                                  -------------
complete list as of December 31, 1996 showing each employee of the Company and his or her position and compensation during calendar year 1996.

          3.18 Employee Benefit Plans.
               ----------------------

          (a) Employee Plans.  Schedule 3.18 attached hereto contains a true,
              --------------   -------------
correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the employees of the Company (the "Employee Plans"). All Employee Plans comply in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations currently in effect and applicable to such Employee Plans. The Company has in all material respects performed all obligations required to be performed by it under the Employee Plans. The Company has not ever been obligated to contribute to any "multiemployer plan," as such term is defined in

Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and has no "defined benefit plan," as such term is defined in Section 3(35) of ERISA.

          (b) Prohibited Transactions.  Neither the Company nor any of its
              -----------------------
directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or
Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

          (c) Copies of Employee Plans and Related Documents.  The Stockholders
              ----------------------------------------------
or the Company have previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees.

          (d) Qualifications; Claims.  Each Employee Plan and all amendments
              ----------------------
thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of
Section 501(a) of the Code, and copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption. There are no pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries.

          (e) No Implied Rights.  Nothing expressed or implied herein shall
              -----------------
confer upon any past or present employee of the Company, its representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Buyer, the Company, or any successor or affiliate; nor shall the Buyer, the Company or their affiliates be precluded or prevented from terminating or amending any Employee Plan.

          (f) Transfer.  The Company shall take any actions as may be necessary
              --------
or appropriate in the reasonable opinion of the Buyer and the Buyer's counsel under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to the Employee Plans assumed pursuant to this

Agreement, including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such Trustee(s) as may be appointed by the Buyer.

          3.19 Indebtedness to and from Officers and Directors.  Except as set
               -----------------------------------------------
forth on Schedule 3.19 attached hereto, the Company is not indebted, directly or
         -------------
indirectly, to any person who is an officer, director or shareholder of the Company or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to the Company, except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

          3.20 Powers of Attorney and Suretyship.  The Company does not have any
               ---------------------------------
general or special powers of attorney outstanding and has no obligation or liability as guarantor, surety, co-signor, endorser or co-maker with respect to the obligation of any person, corporation, partnership or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          3.21 Absence of Certain Changes or Events.  Except as disclosed on
               ------------------------------------
Schedule 3.21, since the date of the Current Balance Sheet, the Company has not
-------------
entered into any transaction which is not in the usual and ordinary course of business. Except as disclosed on Schedule 3.21, since the date of the Current
                                  -------------
Balance Sheet, there has not been any material adverse effect in the assets, business operations, conditions (financial or otherwise) or prospects of the Company ("Material Adverse Effect").

          3.22 Warranty and Product Liability Claims.
               -------------------------------------

               (a) Each Program and other product manufactured, sold, leased, licensed or delivered by the Company (collectively, "Product") has been manufactured, sold, leased, licensed or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any such liability) for replacement or repair thereof or other damage in connection therewith, subject only to the reserve for product warranty claims set forth on the Current Balance Sheet. Except as disclosed on Schedule 3.22, no Product is subject to any guaranty,
                       -------------
warranty or other indemnity materially different from the standard terms and conditions set forth in the model form of license agreement attached as Schedule
                                                                        --------
3.22 hereto.  Schedule 3.22 hereto includes copies of the current standard terms
----          -------------
and conditions of the license agreements used by the Company (containing applicable guaranty, warranty and indemnity provisions).

               (b) There are no claims for returns or trial use arrangements which could result in the return of Products of the Company by reason of any alleged overshipment, defective equipment, the expiration of trial use arrangements or otherwise. Except as disclosed on Schedule 3.22, there are no
                                                  -------------
Products in the hands of customers under any understanding that such Product would be returnable other than pursuant to the standard return policy set forth in the model written license attached as Schedule 3.22 hereto. Neither the
                                         -------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted or unfilled orders for the sale, license, lease or other transfer of any Product.

               (c) Schedule 3.22 attached hereto contains a true, correct and
                   -------------
complete list of all warranty and product liability claims made against the Company from inception through the date hereof, the current status of all such claims and the costs of all actions taken in satisfaction of such claims. All information relative to such claims and those arising thereafter shall be available to the Buyer from and after the date hereof.

          3.23 Prepayments and Deposits.  Schedule 3.23 attached hereto sets
               ------------------------   -------------
forth all prepayments and deposits, which have been received by the Company as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date.

          3.24 Banking Facilities.  Schedule 3.24 attached hereto sets forth a
               ------------------   -------------
true, correct and complete list of: (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

          3.25 Books and Records.  The general ledgers and books of account of
               -----------------
the Company, all federal, state and local income, franchise, property and other tax returns filed by the Company, and all other books and records of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

          3.26 Customers.  Schedule 3.26 attached hereto sets forth a true,
               ---------   -------------
correct and complete list of the names and addresses of all customers of the Company which accounted for more than 5% of the Company's total sales in the fiscal year ended December 31, 1996.

          3.27 Suppliers.  Schedule 3.27 attached hereto sets forth a true,
               ---------   -------------
correct and complete list of the names and addresses of the ten suppliers of the Company which accounted for the largest dollar volume of purchases by the Company in the fiscal year ended December 31, 1996. None of the Suppliers has notified the Company that it intends to discontinue its relationship with the Company.

          3.28 Regulatory Approvals.  All consents, approvals, authorizations or
               --------------------
other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Stockholders and the Company of this Agreement or any documents to be executed and delivered by the Stockholders or the Company in connection herewith are set forth on Schedule 3.28 attached hereto and have
                                     -------------
been, or prior to the Closing Date will be, obtained and satisfied.

          3.29 Environmental.  Subject to the limitations set forth in
               -------------
Schedule 3.29 hereto:
-------------

               (a) The Company has complied and is in compliance with all applicable Environmental Laws, except for such noncompliance as could not individually, or in the aggregate, reasonably be expected to have a material adverse effect, and the Company has received no written notice, report, communication or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any applicable Environmental Laws. For purposes of this Section, material means any amount in excess of $15,000.

               (b) Without limiting the generality of the foregoing, the Company has obtained all permits, licenses or other authorizations that may be required pursuant to applicable Environmental Laws for the occupation of the real property subject to the Leases and the operation of the Company's business. All such permits, licenses and authorizations obtained by the Company are listed on
Schedule 3.21(b) and all such permits, licenses and authorizations will be in
----------------
full force and effect on the Closing Date. The Company is in compliance with all material terms and conditions of every permit, license and authorization listed on Schedule 3.21(b).
          ----------------

               (c) Without limiting the generality of the foregoing, to the best knowledge of the Stockholders, none of the following exists at the real property subject to the Leases, except as set forth on Schedule 3.21(c) hereto:
                                              ----------------

                  (i)   underground storage tanks;

                  (ii) asbestos-containing material in a form or condition which, if not removed or encapsulated, would constitute a hazard to human health or the environment; or

                  (iii) PCB-containing materials or equipment.

          (d) The Company's performance of its obligations under this Agreement does not impose any obligation under any applicable Environmental Laws for (i) site investigation or clean up or (ii) notification to or consent of any Governmental Authority or third parties.

          (e) Without limiting the generality of the foregoing, no facts, circumstances, activities, practices, incidences, actions, advance or conditions relating to the operations of the

Company through the Closing Date will (i) prevent continued compliance with any applicable Environmental Laws or (ii) give rise to any corrective or remedial obligations pursuant to any applicable Environmental Laws.

          (f) To the best knowledge of the Stockholders, no Hazardous Substances are present on, in, at or under the Real Estate in a manner or concentration that is in violation of any Environmental Laws.

          (g) The Company is not subject to, nor has received any notice of, any private, administrative or judicial action, or an intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Substances in, at, under or upon the real property subject to the Leases, and there are no pending or to the Stockholders' and Company's best knowledge, threatened actions or proceedings (or notices or potential actions or proceedings) against the Company from any Governmental Authority regarding any matter relating to any Environmental Laws.

     For the purposes of this Agreement, "Environmental Laws" means all applicable federal, state and local laws, rules, regulations, ordinances, and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C.
(S)9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
        -------
(S)6901 et seq., the Emergency Planning and Community Right-to Know Act, 42
        -------
U.S.C. (S)11001 et seq., the Clean Air Act, 42 U.S.C. (S)7401 et seq., the
                -------                                       -------
Federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq., the Toxic
                                                       -------
Substance Control Act, 15 U.S.C. (S)2601 et seq., the Safe Drinking Water Act,
                                         -------
42 U.S.C. (S)300f et seq., and the Occupational Safety and Health Act, 42 U.S.C.
                  ------
(S)1891 et seq., all as amended, and any regulations, rules, ordinances adopted
        -------
or publications promulgated pursuant thereto.

     "Hazardous Materials" and "Hazardous Substances" means (i) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar import as defined under any Environmental Laws; (ii) petroleum, including without limitation, crude oil or any fraction thereof; (iii) any radioactive material; (iv) asbestos in any form or condition; (v) polychlorinated byphenyls ("PCBs") or PCB-containing materials; and (vi) any other material, substance or waste to which liability or standards of conduct are currently imposed under any Environmental Laws.

     "Governmental Authority" means any governmental agency, department, bureau, commission or similar body.

          3.30 Full Disclosure.  None of the representations or warranties made
               ---------------
by the Company or any Stockholder in this Agreement (as modified by the Schedules) as of the date such representations and warranties are made or deemed made, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     4.   Representations of the Buyer
          ----------------------------

          The Buyer represents and warrants to each Stockholder as follows:

          4.1  Organization and Authority.  The Buyer is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power and approval to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Stockholders, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          4.2  Capitalization of the Buyer.  As of the date hereof, the Buyer's
               ---------------------------
authorized capital stock consists of 20,000,000 shares of common stock, $.01 par value, of which 11,017,178 shares were issued and outstanding as of January 13, 1997, and no shares of Preferred Stock. All of the outstanding shares of capital stock of the Buyer have been, and on the Closing Date and date of delivery of the Stock Payment to each of the Stockholders will be, duly and validly issued and are, or will be, fully paid and non-assessable.

          4.3  Authorization.  The execution and delivery of this Agreement by
               -------------
the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. Schedule 4.3 attached hereto sets forth a true,
                               ------------
correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

          4.4  Regulatory Approvals.  All consents, approvals, authorizations
               --------------------
and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement (including, but not limited to, the execution and delivery by the Buyer of this Agreement or any documents to be executed and delivered by the Buyer) have been, or will be prior to the Closing Date, obtained and satisfied.

          4.5  Investment Representation.  The Buyer is acquiring the Shares
               -------------------------
from each Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

          4.6  Absence of Undisclosed Liabilities.  Except as and to the extent
               ----------------------------------
(a) reflected and reserved against in the Buyer's most recent balance sheet as filed with the Securities and Exchange Commission ("SEC") in the Buyer's report on Form 10Q, (b) set forth in other filings made by the Buyer with the SEC or
(c) incurred in the ordinary course of business after the date of the balance sheet filed with the SEC and not material in amount, either individually or in the aggregate, the Buyer has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Buyer, taken as a whole.

          4.7  Litigation.  Except as set forth in Schedule 4.7 to this
               ----------                          ------------
Agreement, there is no action, suit, claim, investigation or proceeding pending against the Buyer or its property or assets before any court or arbitrator or any governmental body, agency, official or authority which, if adversely determined, would have a material adverse effect on the business, assets, condition (financial or otherwise) or the results of operations of the Buyer taken as a whole or the transactions contemplated by this Agreement.

          4.8  Filings with the Securities and Exchange Commission.  The Buyer
               ---------------------------------------------------
has, in accordance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder prepared and filed with the SEC such information, documents and reports as the SEC may require or prescribed under Section 13 of the Securities Exchange Act of 1934, as amended.

     5.   Access to Information; Public Announcements
          -------------------------------------------

          5.1  Access to Management, Properties and Records.  From the date of
               --------------------------------------------
this Agreement until the Closing Date, the Stockholders and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, for the purpose of facilitating the Closing of the transactions contemplated hereunder. The Stockholders and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request. With the prior consent of the Company, the Buyer shall have the right to contact the Company's vendors, and other persons having business dealings with the Company.

          5.2  Public Announcements.  Except as otherwise required by law, the
               --------------------
parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company, the Stockholders' and the Buyer; provided, however, that the Buyer may,
                                          --------  -------
without the agreement of the Company or the Stockholders, make any such disclosures that it is required to make as a result of its status as a reporting company under the Securities Exchange Act of 1934, as amended, or as a listed company on the Nasdaq National Market, Inc.

          5.3  Confidentiality.  All information not previously disclosed to the
               ---------------
public or generally known to the persons engaged in the respective businesses of the Buyer or the Company which shall have been furnished by the Buyer, the Company or the Stockholders to any other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 5 shall not be disclosed to any other person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and none of the parties shall at any time thereafter disclose to any third parties or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

     6.   Pre-Closing Covenants of the Stockholders and the Company
          ----------------------------------------------------------

     From and after the date hereof and until the Closing Date, the Company and the Stockholders agree as follows:

          6.1  Conduct of Business.  The Company shall carry on its business
               -------------------
diligently and substantially in the same manner as heretofore and, without the consent of the Buyer (which shall not be unreasonably withheld or delayed), shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels. All of the property of the Company shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

          6.2  Absence of Material Changes.  Without the prior written consent
               ---------------------------
of the Buyer (which shall not be unreasonably withheld or delayed), the Company shall not: (a) take any action to amend its charter documents or bylaws; (b) issue any stock, bonds or other corporate securities (except for the issuance of shares with respect to outstanding stock options) or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities; (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (d) declare or make any payment or distribution to its stockholders with respect to its stock or purchase or redeem any shares of its capital stock or issue any shares of its capital stock pursuant to options; (e) make any loan or other cash distribution to the Stockholders or any affiliate thereof; (f) mortgage, pledge, or subject to any lien, charge or any other encumbrance (other than purchase money security interests arising in the ordinary course of business) any of their respective assets or properties; (g) sell, assign, or transfer any of its assets, except for sales or licensing in the ordinary course of business; (h) cancel any debts or claims, except in the ordinary course of business; (i) merge or consolidate with or into any corporation or other entity; (j) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees; (k) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due; (l) waive any rights of material value; (m) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount; (n) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound; (o) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business;
(p) incur any capital expenditure in excess of $10,000 in an instance or $25,000 in the aggregate; (q) materially alter the terms, status or funding condition of any Employee Plan; (r) change its methods of inventory valuation; or (s) commit or agree to do any of the foregoing in the future.

          6.3  Continued Truth of Representations and Warranties.  Neither the
               -------------------------------------------------
Stockholders nor the Company will take any actions which would result in any of the representations or warranties set forth in Sections 2 and 3 hereof being untrue.

          6.4  Reports, Taxes.  The Company will duly and timely file all
               --------------
reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

          6.5  Communications with Customers and Suppliers.  The Company will
               -------------------------------------------
continue to accept customer orders in the ordinary course of business and consistent with past practice for all products offered by the Company but expected to be shipped after the Closing Date. The Company and the Buyer will cooperate in communications with suppliers and customers in connection with the transfer of the Shares to the Buyer on the Closing Date.

     7.   Best Efforts to Obtain Satisfaction of Conditions
          -------------------------------------------------

          The Stockholders, the Company and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

     8.   Conditions to Obligations of the Buyer
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          8.1  Continued Truth of Representations and Warranties of the
               --------------------------------------------------------
Stockholders and the Company; Compliance with Covenants and Obligations.  The
-----------------------------------------------------------------------
representations and warranties of the Stockholders and the Company shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Stockholders and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date. At the Closing, the Stockholders and the Company shall have delivered to the Buyer:
(i) a certificate signed by the Stockholders and (ii) a certificate signed by the President or Chief Financial Officer of the Company, as the case may be, as to their compliance with Section 8.1 hereof.

          8.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Company to authorize or carry out this Agreement and the transactions contemplated hereby shall have been taken.

          8.3  Governmental Approvals.  All governmental agencies, department,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Stockholders, the Company or the Buyer of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

          8.4  Consent of Third Parties.  The Stockholders and the Company shall
               ------------------------
have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Stockholders and the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 3.3
                                                            ------------
attached hereto.

          8.5  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or, to the best knowledge of the Company and the Stockholders, threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

          8.6   Opinion of Counsel.  The Buyer shall have received an opinion of
                ------------------
Shutts & Bowen, counsel to the Stockholders and the Company, dated as of the Closing Date as to such matters as may be reasonably requested by the Buyer or its counsel and in such form as is satisfactory to the Buyer in its sole discretion.

          8.7   Update.  The Company and the Stockholders shall have provided
                ------
the Buyer with a true, correct and complete updated schedule with respect to all of the information provided or required to be provided on any schedule hereto as of the last business day immediately preceding the Closing Date. None of the information supplied in such updated schedules shall be materially adverse from the information previously provided by the Company and the Stockholders to the Buyer.

          8.8   Employment Agreement.  Simultaneously with the Closing, the
                --------------------
Buyer shall have executed employment agreements with Greg Johnson, upon substantially the terms set forth in Exhibit B, (the "Employment Agreement").
                                     ---------

          8.9   Consulting Agreement.  Simultaneously with the Closing, the
                --------------------
Buyer shall have executed a consulting agreement with Mary Shaeffer Smith, upon substantially the terms set forth in Exhibit C (the "Consulting Agreement").
                                     ---------

          8.10  Registration Rights Agreement.  Simultaneously with the Closing,
                -----------------------------
the Buyer shall have executed a registration rights agreement with the Stockholders, on substantially the terms set forth in Exhibit D (the
                                                      ---------
"Registration Rights Agreement").

          8.11  Material Adverse Effect.  There shall have been no material
                -----------------------
adverse change in the business, operations, customers, conditions (financial or otherwise) or prospects of the Company, taken as a whole, since the date hereof.

          8.12  Closing Deliveries.  The Buyer shall have received at or prior
                ------------------
to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) the stock certificates representing the Shares duly endorsed in accordance with Section 1.1 of this Agreement;

               (b) a certificate of the Secretary of State for the Commonwealth of Pennsylvania as to the legal existence and good standing (including tax) of the Company in Pennsylvania;

               (c) a certificate signed by the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

               (d)  a receipt executed by the Company and the Stockholders;

               (e)  a fully executed Employment Agreement;

               (f)  a fully executed Consulting Agreement;

               (g)  a fully executed Registration Rights Agreement;

               (h) the written resignations of all of the officers and directors of the Company;

               (i) such other documents, instruments or certificates as the Buyer may reasonably request.

     9.   Conditions to Obligations of the Stockholders
          ---------------------------------------------

          The obligations of the Stockholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the holders of at least 70% of the Shares:

          9.1  Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Stockholders. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          9.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Buyer to authorize or carry out this Agreement and the transactions contemplated hereby shall have been taken.

          9.3  Governmental Approvals.  All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer, the Stockholders or the Company of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          9.4  Consents of Third Parties.  The Buyer, the Stockholders or the
               -------------------------
Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer, the Stockholders or the Company to consummate the transactions contemplated by this Agreement.

          9.5  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Stockholders to transfer the Shares.

          9.6  Opinion of Counsel.  The Stockholders shall have received an
               ------------------
opinion of Epstein Becker & Green, P.C., counsel to the Buyer, dated as of the Closing Date as to such matters as may be reasonably requested by the Company, the Stockholders or their counsel and in such form as is satisfactory to the Company or the Stockholders, in their sole discretion.

          9.7  Closing Deliveries.  The Stockholders shall have received at or
               ------------------
prior to the Closing such documents, instruments or certificates as the Stockholders may reasonably request including, without limitation:

               (a) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

               (b) a certificate signed by the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 4.1;

               (c)  delivery of the Cash Payment;

               (d)  a fully executed Employment Agreement;

               (e)  a fully executed Consulting Agreement;

               (f)  a fully executed Registration Rights Agreement;

               (g)  a receipt executed by the Buyer; and

               (h) such other documents, instruments or certificates as the Stockholders may reasonably request.

     10.  Indemnification.
          ---------------

          10.1  By the Stockholders and the Company.  If the Closing occurs, the
                -----------------------------------
Stockholders, jointly and severally, hereby indemnify and hold harmless the Buyer and the Company, and if the Closing does not occur, the Stockholders and the Company, jointly and severally, hereby indemnify and hold harmless the Buyer, from and against all material claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with any breach or non-performance by the Stockholders or the Company, as the case may be, of any representation, warranty, covenant or condition contained in this Agreement and any certificates, exhibits, schedules or documents delivered hereunder (other than the Employment Agreement or the Consulting Agreement).

          10.2  Buyer Indemnification.  The Buyer hereby indemnifies and holds
                ---------------------
harmless the Stockholders and the Company from and against all material Losses in connection with any breach or non-performance by the Buyer of any representation, warranty, covenant or condition contained in this Agreement and any certificates, exhibits, schedules or documents delivered hereunder.

          10.3  Claims for Indemnification.  Whenever any claim shall arise for
                --------------------------
indemnification under this Section 10, the Buyer, the Stockholders or the Company, as the case may be (the party seeking such indemnification being the "Indemnified Party"), shall promptly notify the other party hereto (the "Indemnifying Party") in writing (the "Indemnification Notice") of the claim, which writing shall include the facts constituting the basis for such claim, the specific section of this Agreement upon which the claim is based and an estimate, if possible, of the amount of damages suffered by the Indemnified Party. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a "Third Party Claim"), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall attach all correspondence and demands from such third party. In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section 10.5 hereof. If an objection is timely interposed by the Indemnifying Party and the dispute is not resolved within twenty (20) business days from the date (such period is hereinafter referred to as the "Negotiation Period") the Indemnified Party receives such objection, such dispute shall be resolved by arbitration in accordance with the provisions of Section 13 hereof. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the
--------  -------
Indemnified Party and the Indemnifying Party shall not have taken control of such suit within ten (10) days after notification thereof, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the

Indemnifying Party, so long as such settlement includes a release of the Indemnifying Party from the Third Party Claim.

          10.4  Defense of any Claim.  (a)  In connection with any claim which
                --------------------
may give rise to indemnity hereunder resulting from or arising out of any Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice given to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and, at the sole cost and expense of the Indemnifying Party, shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within ten (10) days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner.

          (b) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

          10.5  Payment of Indemnification Obligation.  The Company and the
                -------------------------------------
Stockholders agree that upon a final determination of an indemnification claim made by the Buyer, whereby such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice,
(ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final arbitration award pursuant to Section 13 hereof, then the amount of the Losses stated in such claim or otherwise agreed to or awarded, as the case may be, shall be paid first as an off-set against any amounts of the Stock Payment still owed by the Buyer to the Stockholders (as provided in Sections 1.3 and 1.4 herein) and, to the extent the value of such remaining Stock Payment is insufficient to pay such claim(s) in full (when valued based on the Average Closing Price as defined in Section 1.3(c) herein), then the Indemnifying Party shall pay the amount of such deficiency to the Buyer in cash or by cashier's check. All indemnification payments to an Indemnified Party hereunder if the Closing does not occur, or if the Indemnified Party is other than the Buyer, shall be effected by payment of cash or delivery of a cashier's check to the Indemnified Party in the amount of the indemnification liability.

          10.6  Survival of Representations; Claims for Indemnification.  All of
                -------------------------------------------------------
the representations and warranties contained in this Agreement shall survive until the last day of the twelfth month after the Closing Date (the "Survival Date"), except for claims, if any, (a) asserted in writing prior to such Survival Date and identified as a claim for indemnification pursuant to this
Section 10, which shall survive until resolved in full, or (b) which are based upon fraud, which shall survive until the expiration of the applicable statute of limitations.


          10.7  Threshold for Liability.  The Indemnified Party shall not be
                -----------------------
entitled to receive, and the Indemnifying Party shall not be obligated to pay, any amounts under this Section 10 unless and until the aggregate amount of all Losses by an Indemnified Party under this Section 10 exceeds $25,000 (the "Basket"). The parties hereto agree that once the aggregate amount of Losses by any Indemnified Party exceeds the Basket, the Indemnified Party shall be entitled to indemnity for the amount of all claims made by the Indemnified Party only to the extent they exceed the Basket.

          10.8  Maximum Liability for Stockholders Indemnity Obligations.  The
                --------------------------------------------------------
maximum liability of the Stockholders under this Section 10 shall be limited to Two Million One Hundred Twenty Five Thousand Dollars ($2,125,000); provided,
                                                                   --------
however, that the maximum liability of each Stockholder under this Section 10
-------
shall be limited to the amount of the Purchase Price received by such Stockholder pursuant to the terms of this Agreement. Notwithstanding the language of Section 10.1, the obligations of the Stockholders for claims based upon the representations and warranties set forth in Sections 2.1 and 2.2 only shall be several and not joint.

          10.9  Exclusive Remedy.  The exclusive remedy of the parties for any
                ----------------
and all claims arising from or related to Sections 2, 3 or 4 of this Agreement shall be to assert a claim for indemnification pursuant to Section 10.1 and 10.2 of this Agreement, except for claims based upon fraud or intentional misrepresentation.

     11.  Post-Closing Agreements of Stockholders
          ---------------------------------------

          The Stockholders agree that from and after the Closing Date:

          11.1  Proprietary Information.  Each of the Stockholders shall hold in
                -----------------------
confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholders. Each Stockholder agrees that the remedy at law for any breach of this Section 11.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 11.1.

          11.2 Limitation on Use of Name.  From and after the date of this
               -------------------------
Agreement, none of the Stockholders shall use the name "Purview Technologies, Inc." or any derivative thereof or any trade name used in the Company's business.

          11.3 Cooperation of Stockholders. The Stockholders will cooperate with
               ---------------------------
the Buyer in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the business of the Company and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Closing Date. The Buyer shall reimburse the Stockholders for all expenses incurred in providing such cooperation.

     12.  Termination of Agreement; Option to Proceed; Damages
          ----------------------------------------------------

          12.1 Termination by Lapse of Time.  This Agreement shall terminate at
               ----------------------------
5:00 p.m., Boston Time, on February 14, 1997, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, the Buyer and the Stockholders.

          12.2 Termination by Agreement of the Parties.  This Agreement may be
               ---------------------------------------
terminated by the mutual written agreement of the parties hereto.

          12.3 Termination by Reason of Breach.  This Agreement may be
               -------------------------------
terminated by the Company or the Stockholders, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder. The Agreement may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Stockholders or the Company or the failure of the Stockholders or the Company to perform any condition or obligation hereunder.

          12.4 Effect of Termination.  If this Agreement is terminated pursuant
               ---------------------
to this Section 12, no party shall have any further obligation or liability under this Agreement; provided, however, that if this Agreement is terminated because of the willful and intentional (i) failure of any party to fulfill its obligations hereunder or (ii) a breach of the representations, warranties or covenants of such party, then the non-defaulting party shall have available to it all legal and equitable remedies and rights.

          12.5 Option to Proceed.  Notwithstanding a pre-Closing Breach by the
               -----------------
Stockholders or the Company, or the inability of the Company or the Stockholders to satisfy all of the terms and conditions precedent to Closing as set forth in this Agreement, all as herein stipulated, the Buyer may elect by written notice given to the Company at or prior to the Closing Date either to (i) terminate this Agreement, or (ii) extend the scheduled Closing Date by 10 days, during which period the Company and the Stockholders shall use their best efforts to remove all encumbrances, if any, not permitted by the terms of this Agreement, and shall use reasonable efforts to remove all other defects in title and to satisfy all other conditions to closing as provided herein. If the Company and the Stockholders are unable, upon expiration of such 10-day period, to remove all such encumbrances and defects and to satisfy all such conditions to Closing, the Buyer may elect, by written notice given to the Company, to (x) terminate this Agreement, or (y) waive such condition or breach and consummate the transactions contemplated by this Agreement.

     13.  Dispute Resolution
          ------------------

          13.1 General.  In the event that any dispute should arise between the
               -------
parties hereto with respect to any matter covered by this Agreement, including, without limitation, the occurrence of a pre-Closing Breach, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this
Section 13.

          13.2 Consent of the Parties.  In the event of any dispute between the
               ----------------------
parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with this Section 13.

          13.3 Arbitration.
               -----------

               (a) Either the Buyer or the Stockholders (acting through the holders of 70% of Shares, who shall have the authority to bind all the Stockholders) may submit any matter referred to in Section 13.2 hereof to arbitration by notifying the other parties hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Stockholders shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Associations's Boston office. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

               (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholders shall meet, at which time the Buyer and the Stockholders shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

               (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholders. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

               (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

               (e) Any arbitration pursuant to this Section 13 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Massachusetts for purposes of the enforcement of any arbitration award.

     14.  Brokers
          -------

          14.1 For the Stockholders and the Company.  Each of the Stockholders
               ------------------------------------
and the Company agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its or their behalf to bring about the negotiation of this Agreement. The Stockholders jointly and severally agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Stockholders or the Company.

          14.2 For the Buyer.  The Buyer agrees to pay all fees, expenses and
               -------------
compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Stockholders and the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     15.  Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

        To the Buyer:         ON Technology Corporation
                              One Cambridge Center
                              Cambridge, MA  02142
                              Attention: Christopher A. Risley

        With a copy to:       Gabor Garai, Esq.
                              Epstein Becker & Green, P.C.
                              75 State Street
                              Boston, MA  02109

        To the Company:       Purview Technologies, Inc.
                              409 Broad Street, Suite 107
                              Sewickly, PA  15143-1511
                              Attention:  President

        With a copy to:       Alfred G. Smith, II, Esq.
                              Shutts & Bowen
                              1500 Miami Center
                              201 S. Biscayne Boulevard
                              Miami, FL  33131

        To the Stockholders:  The addresses set forth
                              on Schedule I

        With a copy to:       Alfred G. Smith, II, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date actually delivered, if delivered personally, by overnight courier or by telecopy, or (b) three business days after being sent, if sent by registered or certified mail.

   16.  Successors and Assigns
        ----------------------

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Stockholders or the Company from any obligation or liability under this Agreement.

   17.  Entire Agreement; Amendments; Attachments
        -----------------------------------------

        (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

        (b) The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Stockholders holding 70% of the Shares (who shall have the authority to bind all of the Stockholders) may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and such majority of the Stockholders.

        (c) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

   18.  Severability
        ------------

        Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

   19.  Expenses
        --------

        Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Stockholders, jointly and severally, on the other hand, will pay all other fees and expenses incurred by them in connection with the transactions contemplated hereunder; provided, however, that the Buyer shall pay the fees and
                        --------  -------
expenses of the Stockholders in an amount not to exceed the total amount of $15,000. In no event will any of the fees or expenses incurred in connection with this transaction by the Stockholders, including, without limitation, the fees and expenses of counsel to the Stockholders, be billed to the Company.
Each Stockholder shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares owned by such Stockholder.

   20.  Legal Fees
        ----------

        In the event that legal or arbitration proceedings are commenced by the Buyer against the Stockholders (or the Company, if the transactions contemplated hereby are not consummated), or by the Stockholders against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

   21.  Governing Law
        -------------

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   22.  Section Headings
        ----------------

        The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

   23.  Counterparts
        ------------

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

(Corporate Seal)            ON TECHNOLOGY CORPORATION

ATTEST:
/s/ John M. Bogdan          /s/ Christopher A. Risley
------------------------    -----------------------------------------------
Secretary                   Christopher A. Risley, President


(Corporate Seal)            PURVIEW TECHNOLOGIES, INC.

ATTEST:
                            /s/ Jaime W. Ellertson
------------------------    -----------------------------------------------
                            Jaime W. Ellertson, Chairman

                            STOCKHOLDERS:

                            /s/ Jaime W. Ellertson
                            -----------------------------------------------
                            Jaime W. Ellertson

                            /s/ Mary Shaeffer Smith
                            -----------------------------------------------
                            Mary Shaeffer Smith

                            /s/ Mauri Johnson
                            -----------------------------------------------
                            Mauri Johnson

                            /s/ Larry A. Krueger
                            -----------------------------------------------
                            Larry A. Krueger

                            /s/ Mark E. Coticchia
                            -----------------------------------------------
                            Mark E. Coticchia

                            /s/ William Calcagni
                            -----------------------------------------------
                            William Calcagni

                                   SCHEDULE I
                                   ----------





                            No. of Shares
                            of Company Common
Stockholders                Stock Owned or to be  Cash
and Addresses               Acquired by Closing   % Ownership   Payment
--------------------------  --------------------  ------------  ----------

Jaime Ellertson                    3,750              15.00%    $  150,000
2270 Silver Sands Court
Vero Beach, FL  32963

Mauri Johnson*                     6,133              24.53        245,300
156 Shafer Road
Moon Township, PA  15108

Mary Shaeffer Smith               12,267              49.07        490,700
3234 Eastmont Avenue
Pittsburgh, PA  15216

Larry A. Krueger**                 1,700               6.80         68,000
188 Green Valley Lane
McMurray, PA  15317

Mark E. Coticchia                    650               2.60         26,000
515 East McMurray Road
McMurray, PA  15317

William Calcagni                     500               2.00         20,000
1 Langdon Street               ---------          ---------      ---------
Cambridge, MA  02138




                                  25,000             100.00%  $  1,000,000

_________
* Mauri Johnson's Stock Payment is to be delivered in the form of non-statutory stock options.

** Lawrence Krueger holds options to purchase 2,000 shares, which will be 85% vested on the Closing Date for a total of 1,700 shares.